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                                                                   Exhibit 10(w)

                              EMPLOYMENT AGREEMENT
                             (Justin F. Deedy, Jr.)

     AGREEMENT made this 10th day of November, 1993 between The Alpine Group, Inc., a Delaware corporation (the "Company"), and Justin F. Deedy, Jr. (the "Executive")

     The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the future growth and success of the Company is expected to be substantial. Whereas the Executive has served as the Vice President of superior TeleTec Inc. ("STT") and the Board desires to provide for the employment of the Executive with the Company after the merger of STT into the Company, the Board has determined that such employment will reinforce and encourage the attention and dedication of the Executive to the Company as a member of the company's management, in the best interest of the Company and its shareholders. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

     In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company from the Company's offices in Atlanta, Georgia, on the terms and conditions set forth herein.

     2. TERM. The employment of the Executive by the Company hereunder and as provided in Section 1 will commence on the date of the merger of STT into the Company (the "Commencement Date") and will continue in effect (a) until either party gives notice to the other, as provided in Section 6(e), that it does not wish to continue the Executives employment hereunder or (b) unless terminated as provided in Section 6(a),(b),(c)and(d).

     3. POSITION AND DUTIES. The Executive shall serve as President of Superior TeleTec Transmission Products, Inc. ("STTPI") with such responsibilities, duties and authority as are from time to time assigned to the Executive by the Company's Chief Operating Officer or Chief Executive Officer or by the Board. The Executive shall devote substantially all of his Working time and efforts to the business and affairs of the Company provided that the Executive may be involved in charitable, trade association activities and other passive investments that do not materially detract from the discharge of his responsibilities hereunder.

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     4.   COMPENSATION AND RELATED MATTERS.

          (a) SALARY. During the period of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary at a rate not less than $125,000 or such higher rate as may from time to time be determined by the Board, such salary to be paid in substantially equal installments in accordance with the normal payroll practice of the Company. The Executive's salary will be reviewed at least annually.

          (b) ANNUAL BONUS. The Company will pay the Executive an annual bonus (the "Annual Bonus") within 60 days following the last day of the Company's fiscal year in an amount not less than 30% of the Executive's annual base salary then in effect, provided the Company achieves its targeted performance objectives for such year based upon that year's operating plan (as approved by the Company's Board of Directors), it being understood that if the Company exceeds such objectives, the Company will pay the Executive an additional bonus which shall be reasonable, in the Company's sole discretion, in relation to such performance. The Executive shall be entitled to a pro rata portion of the Annual Bonus and additional bonus for any period less than a full fiscal year for which he is entitled to his salary.

          (c) STOCK OPTIONS. On the Commencement Date, the Company will grant the Executive 25,000 stock options (the "Stock Options") to purchase shares of common stock of the Company ("Company Stock") at an exercise price equal to 105% of the average of the high and low price of the Company's Stock on the American Stock Exchange during the trading day prior to the Commencement Date .

The Stock Options will become exercisable by the Executive in the following amounts on the following dates:

       6,250   Upon the 1st Anniversary of the Commencement Date

      12,500   Upon the 2nd Anniversary of the Commencement Date

      18,750   Upon the 3rd Anniversary of the Commencement Date

      25,000   Upon the 4th Anniversary of the Commencement Date

          In the event of the termination of employment (i) by the Executive, under Section 6(e)(ii) or without Good Reason prior to the fourth anniversary of the Commencement Date or (ii) Pursuant to Section 6(c), all Stock Options not theretofore exercisable will lapse and be forfeited. In the event the Executive's employment is terminated for any other reason prior to the fourth anniversary of the Commencement Date all Stock Options not theretofore exercisable will thereupon become exercisable. Except as otherwise provided herein or in Section 9 each Stock Option will expire 10 years after it is granted.


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          (d)  RESTRICTED STOCK GRANT.  On the Commencement Date, the Company
will grant to the Executive 15,000 shares of the Company's Stock pursuant to the Restricted Stock Plan, as amended, or other plan, which restricted shares shall be set aside in the custody, control and possession of the Company and released to the Executive at the rate of 3,750 shares on each anniversary of the Commencement Date, provided that in the event Executive's employment is terminated under Sections 6(a) or (b) prior to the second anniversary of the Commencement Date or under Section 6(c) or by Executive without Good Reason, prior to the fourth anniversary of the Commencement Date, then the scheduled releases on any subsequent anniversary of the Commencement Date shall be cancelled and forfeited. Any shares not released shall be cancelled and retired by the Company.

          (e) EXISTING STOCK OPTIONS. The following sets forth options previously granted to the Executive ("Existing Stock Options") to acquire the number of shares of STT Common Stock set forth below, all of which are presently exercisable by the Executive as at the Commencement Date:

Existing Stock Options   Year of Grant    Exercise Price
----------------------   -------------    --------------
     15,000                   1992           $2.938
     20,000                   1989            2.125

     The number of shares of Company Stock issuable upon the exercise of the Existing Stock Options shall be determined as provided in clause (ii) of the first sentence of Section 1.11 of the Agreement and Plan of Merger dated June 17, 1993, between STT and the Company. The Existing Stock options shall be deemed exercised by the Executive and Company Stock issued therefor by the Company to the Executive as at the Commencement Date. The Exercise Price shall be deemed paid by the Executive, provided that in the event the Executive's employment is terminated under Sections 6(a) or (b) prior to the second anniversary of the Commencement Date or under Section 6(c) or by Executive without Good Reason, prior to the fifth anniversary of the Commencement Date, he (or his estate if the termination occurs under Section 6(a)) shall pay to the Company an amount equal to the aggregate Exercise Price of $86,570 multiplied by a fraction the numerator of which is the number of months less than 60 Executive was employed by the Company from and after the Commencement Date and the denominator of which is 60.

          (f) "GROSS-UP" PAYMENT. Not less than 10 days prior to the due date of the Executive's federal income tax return for every taxable year of the Executive in which his income tax liability is affected by the matters contained in Section 4(d) or 4(e) (to the extent of the credited exercise price) or in which he may be liable for an excise tax under Section 280G of the Internal Revenue Code, the Company will pay to the Executive an amount necessary to indemnify and hold harmless the Executive


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from (i) any and all federal, state or local income tax, excise taxes or other liability or payment shown to be due or arising from or related to the matters contained in Section 4(d) or 4(e) (to the extent of the credited exercise price) and (ii) any additional income or excise taxes arising from or related to the reimbursement provided for in preceding clause (i). The Executive will timely furnish the Company with a written statement prepared by the Executive's certified public accountant setting forth the amount of the required payment and the due date or dates of such tax liability.

          (g) EXPENSES. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including (i) all expenses of travel and living expenses while away from home or business or at the request of and in the service of the Company and (ii) an automobile, plus all expenses of maintaining and operating the automobile, provided that all such expenses are accounted for in accordance with the policies and procedures established by the Company.

          (h) OTHER BENEFITS. The Company shall maintain in full force and effect, and the Executive shall be entitled to participate in, all of the fringe benefit plans and arrangements of the Company in effect on the date hereof (including, without limitation, each group life insurance and accident plan, medical and dental insurance plans, and disability plan). The Company also agrees to assume all obligations of STT to the Executive or his beneficiary, as the case may be, under STT's Supplemental Retirement Plan ("SERP"), including those obligations stated in Section 5.15 of the Merger Agreement dated June 17, 1993 between STT and the Company. Further, the Company agrees to make all premium payments required on that certain UNUM executive disability policy maintained on behalf of the Executive.

          (i) ANNUAL PHYSICAL EXAMINATION. During the Term, the Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in undergoing an annual physical examination by a licensed physician.

          (j) TAX AND FINANCIAL PLANNING. During the Term, the Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in connection with obtaining professional tax and financial planning advice.

     5. OFFICES. Subject to Section 3, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities.


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     6.   TERMINATION.  The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a) DEATH. The Executive's employment hereunder shall terminate upon his death.

          (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.

          (c) CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's disability) after written notice is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, which is not cured within 30 days after such written notice, or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity pursuant to Section 9 hereof). For purposes of this paragraph, an act, or failure to act, on the Executive's part shall not be considered "willful" if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company.

          (d) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company;

              (ii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirement of Section (f) hereof (and for purposes of this Agreement no such purported termination shall be effective);

             (iii) a person or business organization, or affiliated group of persons or business organizations who, or


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which, do not now own or control 20% or more of the voting stock of the Company, acquire ownership or control of 20% or more of the voting stock of the Company, or its successor;

              (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

               (v) executives work location is other than the Atlanta, Georgia Metropolitan Area; or

              (vi) the Assignment to Executive of any duties materially inconsistent with his status as President of STTPI,

          (e)  TERMINATION ELECTION.

               (i) A notice to Executive by the Company will constitute an election by the Company to terminate the Executive's employment 180 days following the date of delivery of the notice if such notice is given prior to the third anniversary of the Commencement Date and thereafter 30 days following the date of delivery of the notice.

              (ii) A notice to the Company by the Executive will constitute an election by the Executive to terminate Executive's employment 60 days following the date of delivery of the notice.

             (iii) In no event, however, shall the Term of the Executive's employment hereunder extend beyond the end of the month in which the Executive's sixty-fifth (65th) birthday occurs.

          (f) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean only a notice which is based upon, and shall indicate, the specific termination provision in this Agreement relied upon and, except for a termination under Section 6(e) hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (g) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 6(b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period and not earlier than the end of the consecutive 6 month disability


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period), (iii) if the Executive's employment is terminated pursuant to Section
6(c) above, the date specified in the Notice of Termination, (iv) if the Executive's employment is terminated by either of the elections pursuant to
Section 6(e) above, the applicable date of termination determined under Section 6(e) above, and (v) if the Executive's employment is terminated for any other reasons, the date on which a Notice of Termination is given; provided, however, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     7.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

          (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period") the Executive shall continue to receive, or receive the benefit of (as the case may be), all items described in Section 4 hereinabove at the rate then in effect for such period until his employment is terminated pursuant to Section 6(b) hereof or such longer period required to effectuate the gross up payments under Section 4(f) hereof, provided that payments so made to the Executive during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

          (b) The Company shall maintain in full force and effect, for the continued benefit of the Executive for twelve months following the Date of Termination due to Disability, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred,

          (c) If the Executive's employment is terminated by his death, the Company shall pay any amounts due to, or for the benefit of, or which would otherwise have been paid to the Executive under Section 4 hereof for a period ending twelve (12)


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months after the date of his death or such longer period required to effectuate the gross up payments under Section 4(f) hereof.

          (d) If the Executive's employment shall be terminated by the Company for Cause the Company shall pay all amounts under Section 4 hereof due to, or for the benefit of, the Executive through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement, although nothing shall effect Executive's rights and the Company's obligations under the SERP.

          (e) (i) If the Executive's employment is terminated by the Company under Section 6(e)(i) hereof prior to the third anniversary of the Commencement Date, the Company shall pay to the Executive an amount equal to one and one-half times the annual base salary in effect immediately prior to termination plus an amount due or estimated to be due in respect of all payments to be made under Sections 4(b) and (f);

              (ii) If the Executive's employment is terminated by the Company under Section 6(e)(i) hereof after the third anniversary of the Commencement Date, the Company shall pay to the Executive an amount equal to one times the annual base salary in effect immediately prior to termination plus an amount due or estimated to be due in respect of all payments to be made under Sections 4(b) and (f);

             (iii) If the Executive's employment is terminated by the Executive under Section 6(e)(ii) hereof prior to the third anniversary but after the first anniversary of the Commencement Date, the Company shall pay to the Executive an amount equal to one times the annual base salary in effect immediately prior to termination plus an amount due or estimated to be due in respect of all payments to be made under Sections 4(b) and (f);

              (iv) If the Executive's employment is terminated by the Executive under Section 6(e)(ii) hereof after the third anniversary of the Commencement Date, the Company shall pay to the Executive an amount equal to one and one-half times the annual base salary in effect immediately prior to termination plus an amount due or estimated to be due in respect of all payments to be made under Sections 4(b) and (f); and

               (v) The amounts payable to Executive as a multiple of base salary, as described in Sections 7(e)(i) and (ii) shall be paid to Executive on the Date of Termination, and as described in Sections 7(e)(iii) and (iv) above, shall be paid to Executive in 12 equal monthly installments beginning in the month following Date of Termination.

          (f) If the Executive shall terminate his employment for Good Reason, then


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               (i)  The Company shall pay all amounts due to, or for the benefit of, the Executive under Section 4 through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under
Section 4(f) or any compensation plan or program of the Company at the time such payments are due;

              (ii) In lieu of any further salary or bonus payments to the Executive for periods subsequent to the date of the termination of his employment, the Company shall pay as severance pay to the Executive a salary and bonus severance payment equal to two times the prior year bonus and annual base salary in effect immediately prior to the Executive's termination, provided, however, that in the event the termination of the Executive's employment occurs after the third anniversary of the Commencement Date, the salary and bonus severance payment will equal one and one-half times the prior year bonus and annual base salary in effect immediately prior to the Executive's termination. Said salary and bonus severance payment shall be paid in a lump sum within 30 days after the Date of Termination;

             (iii) The Company shall pay to the Executive any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to the Executive or his account as of the Date of Termination; and

              (iv) The Company shall maintain in full force and effect, for the continued benefit of the Executive for 24 months following the date of termination of the Executive's employment if such date is prior to the third anniversary of the Commencement Date, and if such date is on or after the third anniversary of the Commencement Date, for 18 months following the date of the termination of the Executive's employment, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

     8. DEATH/ASSIGNMENT OF STOCK OPTIONS. In the event of the Executive's death, whether his death occurs during or after the Term of this Agreement, all unexercised and exercisable Stock Options will be assigned to his Estate.

     9. TERMINATION/UNEXERCISED STOCK OPTIONS. In the event of the termination of the employment of the Executive for any reason, all unexercised and exercisable stock options granted to


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him hereunder must be exercised by him, or his estate (or heir(s)) as the case may be, before the second anniversary of the termination of his employment, but in no event after the tenth anniversary of the date of grant thereof, any such options not exercised by that date will lapse immediately thereafter.

     10. MITIGATION. In the event that the Executive receives benefits from other employment after the Date of Termination, the benefits to be provided by the Company under the provisions of Section 7(b) shall be correspondingly reduced.

     11. ANTI-DILUTION/RECAPITALIZATION OF THE COMPANY. In the event of any change in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, then appropriate adjustments shall be made by the Company with respect to outstanding unexercised Stock Options and/or the aggregate number of shares of Company Stock of the Company in respect of which Stock Options may be exercised.

     12.  NONCOMPETITION.

          (a) So long as the Executive is employed by the Company under this Agreement and unless this Agreement is terminated for any reason, the Executive agrees not to enter into competitive endeavors.

          (b) During the term of this Agreement and any period thereafter during which or in respect of which the Executive receives payments from the Company under Section 7, the Executive will retain in confidence any and all confidential information known to him concerning the Company and its business and shall not use or disclose such information without the approval of the Company except to the extent such information has previously become public or as may be required by law.

     13.  SUCCESSORS; BINDING AGREEMENT.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on


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which any such succession becomes effective shall be deemed the Date of
Termination. As used in the Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     14. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

          Mr. Justin F. Deedy, Jr.
          4816 Upper Brandon Place
          Marietta, Georgia 30068

     If to the Company:

          The Alpine Group, Inc.
          1790 Broadway
          15th Floor
          New York, NY 10019-1412

          Attn:  Chief Executive officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar


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provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of New York without regard to its conflicts of law principles.

     16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument

     18. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein in hereby terminated and cancelled,

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ATTEST:                       THE ALPINE GROUP, INC.


___________________________   By_________________________(SEAL)
                                Name:  Brag F. Schut
                                Title: Executive Vice President


ATTEST:                       EXECUTIVE

__________________________    __________________________________
                              Justin F. Deedy, Jr.


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